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                                                                   EXHIBIT 10.22

                              DIRECTOR COMPENSATION

      The following table describes the standard arrangements pursuant to which non-employee directors of FirstMerit Corporation ("FirstMerit") will be compensated for their services.

 ANNUAL BASE                     FEE PER                     FEE PER             FEE PER AUDIT COMMITTEE
RETAINER FEE                  BOARD MEETING             COMMITTEE MEETING                 MEETING
------------                  -------------             -----------------                 -------
  $ 22,000                       $ 1,500(1)                  $ 1,350(1)                   $ 1,750(1)

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(1) Directors will be paid $750 for telephonic Board and committee meetings.

      Each non-employee director who serves as the chair of a Board committee will receive additional cash compensation of $1,350 per meeting, except the chair of the Audit Committee who will receive $1,750 per Audit Committee meeting. Also, the lead independent director will receive an additional $40,000. FirstMerit may pay fees to directors who are former officers of FirstMerit or its subsidiaries but not to directors who are incumbent officers of FirstMerit or its subsidiaries.

      On the day after the Annual Meeting of Shareholders, each non-employee director is annually awarded under the 2002 Stock Option Plan NQSOs to purchase 3,000 shares of Common Stock. This amount may be increased from time to time by the Board, but cannot exceed 10,000 shares annually.

      In addition, each non-employee director will be awarded under the 2002 Stock Option Plan a one-time grant of 1,000 restricted shares at the time of first election, or at the annual meeting after appointment, to the Board of Directors, and 500 restricted shares annually on the day after the Annual Meeting of Shareholders, each of which vest on the first year anniversary of the date of grant, provided the director remains in office.